FULL AND COMPLETE RELEASE OF LIABILITY AGREEMENT

This Full and Complete Release of Liability Agreement is made and entered into this 26th day of August, 2013 by and between Capstone Financial Group, Inc. (“CAPP”) and Ryan Faught.

Mr. Faught hereby releases CAPP, its principals, directors, officers, and employees, if any, from the loan of $13,500 plus any and allaccrued interest and any and all liability it may have with Mr. Faught. Mr. Faught does not expect repayment of any loan and interest.

MR. FAUGHT ACKNOWLEDGES THAT HE HAS READ THIS RELEASE OF LIABILITY AGREEMENT. MR. FAUGHT UNDERSTANDS THAT BY SIGNING THIS DOCUMENT, IT IS WAIVING VALUABLE LEGAL RIGHTS, INCLUDING ANY AND ALL RIGHT IT MAY HAVE AGAINST CAPSTONE.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By: /s/ Ryan Faught

Ryan Faught

Capstone Financial Group, Inc., a Nevada corporation

By: /s/ Darin Pastor

Darin Pastor, CEO